UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2006

Belden & Blake Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-20100	34-1686642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Stoneham Road, North Canton, Ohio		44720
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-499-1660

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2006, Belden & Blake Corporation (the "Company") entered into a joint operating agreement with EnerVest Operating L.L.C., ("EnerVest Operating"). EnerVest Operating is an affiliate of EnerVest Management Partners, Ltd. ("EnerVest"), a Houston-based privately held oil and gas operator and institutional funds manager. Our direct parent, Capital C Energy Operations, L.P., a Delaware limited partnership ("Capital C"), is wholly owned by certain institutional funds managed by EnerVest. A copy of the joint operating agreement (AAPL Form 610-1989 Model Form Operating Agreement) will be filed with our 2005 annual report on Form 10-K. The joint operating agreement was effective on October 1, 2005 and resulted in an expense of $642,000 in the fourth quarter of 2005.

Item 7.01 Regulation FD Disclosure.

2006 PLANNED CAPITAL EXPENDITURES

We plan to spend approximately $36 million during 2006 on our drilling activities and other capital expenditures. We expect to spend approximately $34 million on development drilling to drill approximately 160 gross (156.4 net) wells. We plan to spend substantially all of our drilling capital expenditures on shallow, highly developed formations which include: 30 gross (30.0 net) Coalbed Methane wells, 30 gross (27.6 net) wells to the Antrim Shale formation, 40 gross (38.8 net) wells to the Medina formation, 40 gross (40.0 net) wells to the Clarendon formation in Pennsylvania and 20 gross (20.0 net) wells to the Clinton formation in Ohio.

DIVIDEND DISTRIBUTIONS

The Company paid dividends of $8.5 million in the fourth quarter of 2005 and $5.5 million year to date 2006. The dividends were paid to our direct parent Capital C.

In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 is furnished pursuant to Item 7.01 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Belden & Blake Corporation

March 21, 2006	By:	/s/ James M. Vanderhider

Name: James M. Vanderhider
Title: President and Chief Financial Officer